SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549-1004

                                               FORM 8-K

                                            CURRENT REPORT

                            Pursuant to Section 13 or 15(d) of the
                                 Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported) June 28, 2001


                                   Commission File Number 1-5324



                                          NORTHEAST UTILITIES

                       (Exact name of registrant as specified in its charter)


                          MASSACHUSETTS                 04-2147929


            (State or other jurisdiction of          (I.R.S. Employer
            incorporation or organization)         Identification No.)


              174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010

               (Address of principal executive offices)        (Zip Code)


                                              (413) 785-5871
                                              --------------
                        (Registrant's telephone number, including area code)


                                              Not Applicable
                                              --------------
                 (Former name or former address, if changed since last report)



ITEM 9.  REGULATION FD DISCLOSURE

     The material attached hereto as Exhibit 99, which is incorporated in this Item 9 by reference thereto, is furnished pursuant to Regulation FD.




                                  SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NORTHEAST UTILITIES
                              (registrant)


                              By: /s/ David R. McHale
                                  Name:  David R. McHale
                                  Title: Vice President and Treasurer
Date:  June 29, 2001

Contact:  Jeffrey Kotkin
Office:        (860) 665-5154

         Dividend increased, NU proposes three transmission projects

     HARTFORD, Connecticut, June 28, 2001- Mike Morris, NU's chairman, president and CEO, highlighted NU's impressive financial and operational improvements at this morning's annual meeting in East Windsor, Conn., by announcing a dividend increase and strategic transmission projects to meet the region's fast-growing electric energy needs and to strengthen New England's electric transmission grid.

NU's Board of Trustees today declared a quarterly dividend of $0.125 per share, an increase of 25 percent, payable Sept. 28, 2001 to shareholders of record as of Sept. 1, 2001. "This dividend increase underscores the tremendous financial improvement we have experienced at Northeast Utilities since the dividend was restored in 1999. We view this increase as significant and we look forward to additional, perhaps more modest increases in the years to come," Morris said.

In addition to the dividend increase, Morris announced the most dramatic improvements in New England's electric transmission system in 20 years.

"Our promise to deliver shareholder and customer value and dramatically increase NU's presence as New England's largest electric utility system is today a reality," said Morris. "It's the right time to invest in electric energy transmission to connect our customers, neighbors and businesses and to support tremendous growth in Connecticut and throughout the Northeast."

The three projects dramatically increase inter-regional electric transmission, improve power system reliability and meet the Federal Energy Regulatory Commission's goal of using transmission grids to foster competitive energy markets.

The projects involve:

   Installing a high capacity transmission line from Norwalk, Conn., into Hempstead Harbor, Long Island. An environmentally friendly (non-fluid filled) cable will be buried and will be proposed to run along part of an existing electric transmission path beneath the Sound. The project will tie Connecticut's grid to Long Island's grid using a DC (direct current) cable that will allow electricity to flow from Long Island to Connecticut or from Connecticut to Long Island.

   Extending two 345 kilovolt (kV) transmission lines to the Norwalk, Conn. The extensions will increase reliability and improve access to power generation in other regions, thereby reducing southwest Connecticut's dependence on local generation. Consultation with local communities and regulatory authorities will determine the precise paths of these lines and what segments will be constructed above or below ground. The first of two proposed lines will travel approximately 20 miles from Bethel to Norwalk and will cost approximately $120 million. The second line is proposed to run approximately 65 miles from Middletown to Norwalk with an estimated cost of $400 million.

   Replacing an existing set of seven fluid-filled 30-year-old transmission cables between Norwalk Harbor and Northport, L.I., with three or four environmentally friendly (non fluid-filled) cables. The cables are 12 miles long and jointly owned by CL&P and the Long Island Power Authority (LIPA). The project will cost approximately $80 million and will be funded by CL&P and LIPA. The existing cables rest on the sea bed beneath the Sound. The new ones will be buried.

"By combining the strengths of the Long Island and Connecticut grids, we connect the economic corridors on both shores and deliver enhanced reliability and access to a larger, more diverse generation supply. Providing consumers with opportunities for new sources of power to flow to both regions fosters the competition necessary to ensure competitively priced power," Morris said.